SKADDEN, ARPS, SLATE, MEAGHER & FLOM LLP

A DELAWARE LIMITED LIABILITY PARTNERSHIP

TAUNUSTURM

TAUNUSTOR 1

60310 FRANKFURT AM MAIN

______

Telephone No.: +49 (69) 74220-0

Facsimile No.: +49 (69) 74220-300

www.skadden.com

April 9, 2018

MorphoSys AG

Semmelweisstrasse 7

82152 Planegg

Federal Republic of Germany

FIRM/AFFILIATE

OFFICES

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BOSTON

CHICAGO

HOUSTON

LOS ANGELES

NEW YORK

PALO ALTO

WASHINGTON, D.C.

WILMINGTON

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BEIJING

BRUSSELS

HONG KONG

LONDON

MOSCOW

MUNICH

PARIS

SÃO PAULO

SEOUL

SHANGHAI

SINGAPORE

TOKYO

TORONTO

RE:    MorphoSys AG

          Registration Statement on Form F-1

Ladies and Gentlemen:

We have acted as special German counsel to MorphoSys AG, a stock corporation organized under the laws of the Federal Republic of Germany (the “Company”), in connection with the offering (the “Offering”) of up to 9,545,000 American Depositary Shares (the “ADSs”) (including up to 1,245,000 ADSs subject to an option to purchase additional shares), each ADS representing one-fourth of an ordinary bearer share with no par value of the Company from a capital increase (the “New Ordinary Shares”) to be registered with the commercial register (Handelsregister) of the local court (Amtsgericht) of Munich (the “Commercial Register”). The New Ordinary Shares shall be created by way of the increase of the registered share capital of the Company and the issuance by the Company of new ordinary bearer shares with a notional par value of €1.00 per share.

This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act of 1933 (the “Securities Act”).

In rendering the opinions stated herein, we have examined and relied upon the following:

(a)        the registration statement on Form F-1 (File No. 333-223843) of the Company relating to the offering of the ADSs filed on April 9, 2018, with the Securities and Exchange Commission (the “Commission”) under the Securities Act (such registration statement being hereinafter referred to as the “Registration Statement”);

MorphoSys AG

April 9, 2018

(b)        an excerpt from the Commercial Register relating to the Company, obtained from the electronic commercial register on April 9, 2018 (the “Commercial Register Excerpt”);

(c)        a copy of the articles of association (Satzung) of the Company, obtained from the electronic Commercial Register on April 9, 2018 (the “Articles of Association”);

(d)        a copy of the minutes of the annual general meeting (ordentliche Hauptversammlung) of the Company held on May 17, 2017, authorizing the management board (Vorstand) of the Company to increase the Company’s registered share capital with approval of the supervisory board (Aufsichtsrat) of the Company by up to €11,663,908.00 in the period up to April 30, 2022 by issuing a total of up to 11,663,908 new ordinary bearer shares, all at once or in several installments, against contributions in cash and/or contributions in kind (the “Authorization”); and

(e)        copies of the minutes of the resolution of the management board (Vorstand) of the Company dated April 9, 2018 and the resolution of the supervisory board (Aufsichtsrat) of the Company dated April 9, 2018 (together, the “Resolutions”).

We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such records of the Company and such agreements, certificates and receipts of public officials, certificates of officers or other representatives of the Company and others, and such other documents as we have deemed necessary or appropriate as a basis for the opinions stated below.

In our examination, we have assumed the genuineness of all signatures, the legal capacity (Geschäftsfähigkeit) of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as facsimile, electronic, certified or photostatic copies, and the authenticity of the originals of such copies. As to any facts relevant to the opinions stated herein that we did not independently establish or verify, we have relied upon statements and representations of officers and other representatives of the Company and others and of public officials.

Based upon the foregoing and subject to the limitations and qualifications stated below, we are of the opinion that:

1.        The Company is a stock corporation (Aktiengesellschaft) validly existing under the laws of the Federal Republic of Germany and is registered in the Commercial Register under HRB 121023.

2.        Upon due authorization of the issuance of the New Ordinary Shares by all requisite corporate action on the part of the Company under German corporate law, subscription of and payment for the New Ordinary Shares, the registration of the resolution and execution (Durchführung) of the capital increase relating to the New Ordinary Shares in the Commercial Register and due issuance, execution and delivery of the share certificate representing the New Ordinary Shares, each as contemplated by the Registration Statement, the New Ordinary Shares will be validly issued, fully paid and non-assessable.

MorphoSys AG

April 9, 2018

This opinion is given only with respect to Applicable Laws as in effect on the date hereof, which laws are subject to change, possibly with retroactive effect. As used herein, the term “Applicable Laws” means the laws, rules and regulations of the Federal Republic of Germany and laws of the European Union to the extent directly applicable in the Federal Republic of Germany as applicable to transactions of the type of the Offering. We do not express any opinion with regard to German tax law. Insofar as the opinions expressed herein relate to matters governed by laws other than those of the Federal Republic of Germany and laws of the European Union that are directly applicable in the Federal Republic of Germany, we have assumed, without having made any independent investigation, that such laws do not affect any of the opinions set forth herein.

The opinions expressed herein are limited to the matters stated herein and no opinion may be implied or inferred beyond the matters expressly stated herein. We assume no obligation to update or supplement these opinions which are rendered based on the facts, circumstances and Applicable Laws in existence on the date hereof.

We hereby consent to the reference to our firm under the heading “Legal Matters” in the prospectus forming part of the Registration Statement. We also hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the General Rules and Regulations promulgated thereunder.

Very truly yours,

/s/ Skadden, Arps, Slate, Meagher & Flom LLP

KK